Exhibit C

ASSET PURCHASE AGREEMENT
By and Between
READY MIX, INC.
(“Seller”)
And
SKANON INVESTMENTS INC.
(“Buyer”)
Dated January 29, 2010

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	—	Form of Office Building Lease
Exhibit B-1	—	Form of Seller Non-Competition Agreement
Exhibit B-2	—	Form of Shareholder Non-Competition Agreement
Exhibit C	—	Form of Special Warranty Deed
Exhibit D	—	Form of Agreement for Assignment and Assumption of Lease
Exhibit E	—	Form of Consents Required at Closing
Exhibit F	—	Form of Seller’s Secretary’s Certificate
Exhibit G	—	Form of Seller’s Officer’s Certificate
Exhibit H	—	Form of Certificate Regarding Bring Down Financial Statement
Exhibit I	—	Form of Skanon Guarantee
Exhibit J	—	Form of Buyer’s Officer’s Certificate

Schedules
Schedule 1	Definitions
Schedule 2.1.1	Personal Property used in non-Seller portion of Office Building
Schedule 2.1.2	Assumed Leases
Schedule 2.1.3	Assumed Contracts
Schedule 2.2	Excluded Assets
Schedule 2.3	Scheduled Assumed Liabilities
Schedule 2.6	Allocation of Purchase Price
Schedule 3.2.3	No Conflict
Schedule 3.2.4	Options and Rights
Schedule 3.2.6	Financial Statements
Schedule 3.2.7	Real Property; Leases
Schedule 3.2.8	Personal Property
Schedule 3.2.9	Intellectual Property
Schedule 3.2.10(a)	Excluded Contracts
Schedule 3.2.10(c)	Exceptions on Assumed Contracts and Assumed Leases
Schedule 3.2.11	Customers and Suppliers
Schedule 3.2.12	Employee Relations
Schedule 3.2.13	Litigation
Schedule 3.2.14	Taxes
Schedule 3.2.15	Absence of Changes or Events
Schedule 3.2.16	Compliance with Laws
Schedule 3.2.17	Insurance; Bonds
Schedule 3.2.18	Employee Benefit Plans
Schedule 3.2.20	Environmental Liabilities
Schedule 3.2.22 Schedule 3.2.23	No Commissions Assets in the Name of Affiliates
Schedule 3.2.24	Accounts Receivable
Schedule 4.5	Buyer as Additional Insured
Schedule 5.1	Seller Permitted Actions Between Signing and Closing
Schedule 6.2(a)(v)	Schedule of Liens to be Terminated Prior to Closing

Ex. C-i

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of January 29, 2010 by and between Ready Mix, Inc., a Nevada corporation (“Seller”), and Skanon Investments, Inc., an Arizona corporation (“Skanon”), or one or more acquisition entities designated by Skanon on or prior to Closing (“Buyer”) (Seller and Buyer are sometimes individually referred to herein as a “Party” and sometimes collectively as “Parties”).
Recitals:
A. Seller is engaged in the business of producing and selling ready-mix concrete with operations in Nevada and Arizona (collectively, the “Business”).
B. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Assets (as hereinafter defined) of the Business, including all right, title and interest of Seller in and to certain property and assets used in the conduct of the Business, and in connection therewith Buyer is willing to assume certain liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth in this Agreement, the other agreements contemplated hereby, and the transactions contemplated herein and therein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:
AGREEMENT:
1. DEFINITIONS. When the capitalized terms set forth on Schedule 1 are used in this Agreement they shall have the meanings set forth on Schedule 1.
2. THE TRANSACTION.
2.1 Purchase and Sale of the Assets. Upon and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, as of the Closing Date all of such Seller’s right, title, and interest in and to all of the following assets (except for the Excluded Assets), which are used or employed, in whole or in part, in the Business: (a) Owned Real Property and Leased Real Property; (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, office equipment, systems, automobiles, trucks, tractors, trailers, tools, jigs, and dies), except for those used in the non-Seller portion of the Office Building listed on Schedule 2.1.1; (c) Intellectual Property; (d) leases and subleases listed on Schedule 2.1.2, and rights thereunder (the “Assumed Leases”); (e) agreements, contracts, instruments, Encumbrances, and guaranties other than the Assumed Leases listed on Schedule 2.1.3, and rights thereunder (the “Assumed Contracts”); (f) accounts, notes, and other receivables (including the approximate $982,000 income tax receivable, but excluding the Concrete Visions Receivable); (g) securities (excluding the equity securities in Seller); (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment; (i) franchises, approvals, permits (including Real Property Permits), licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Authorities, except for those which by Law are not transferable and except for those relating to the Excluded Assets (together, the “Permits”); (j) books, records, ledgers, files, documents, correspondence, lists, customer lists, customer accounts, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, telephone and telefax numbers, all listings in all telephone books and

Ex. C-1

directories, Seller’s webpage and web address, except for those relating to the Excluded Assets or Excluded Liabilities; (k) cash and cash equivalents, except for the Retained Seller Cash; (l) all of Seller’s accounts and customer lists relevant to all of Seller’s sites (for the avoidance of doubt, including all customers relevant to the sites covered by the SRMG Agreement and the San Man Agreement) (with all such assets, not including the Excluded Assets, referred to as the “Assets”).
2.2 Excluded Assets. Notwithstanding the foregoing, Seller will not sell, transfer, convey, assign or deliver to Buyer, and Buyer will not purchase from Seller, the following assets (“Excluded Assets”):
2.2.1 the original minute books and shareholder records of Seller, or any information unrelated to the Business or related to the Excluded Assets or Excluded Liabilities;
2.2.2 the stock or other interests representing the ownership of Seller;
2.2.3 Seller’s Employee Benefit Plans and the rights under Seller’s insurance policies (except as provided in Section 4.5);
2.2.4 the SRMG Agreement, the San Man Agreement and the Excluded Contracts;
2.2.5 money market account #0566002072 with National Bank of Arizona shall have been established solely for purposes of the operation of Seller’s business from and after the Closing;
2.2.6 the assets (the “Tolleson Assets”) and inventory (the “Tolleson Inventory”) and other assets set forth on Schedule 2.2;
2.2.7 that certain office building located at 4602 E. Thomas Road, Phoenix, Arizona (the “Office Building”), provided that Seller shall permit (or, if Seller sells the Office Building, cause the buyer of the Office Building to permit) Buyer to continue to occupy Seller’s current offices in the Office Building at no cost to Buyer for up to 3 months following the Closing while Buyer seeks alternative office space pursuant to a lease agreement in the form of Exhibit A (the “Office Building Lease”), with any additional time beyond such 3-month period to be subject to rent as set forth in the Office Building Lease. The Office Building includes all land on which the Office Building is located, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights, if any), owned by Seller;
2.2.8 the assets (the “Affiliate Assets”) set forth on Schedule 3.2.23;
2.2.9 any Tax assets, other than the approximately $982,000 income tax receivable reflected on the Most Recent Balance Sheet to be refunded upon filing of Seller’s 2009 Tax Return (the actual amount of which the Parties agree will be endorsed to Buyer upon receipt by Seller and included as part of the Assets); and
2.2.10 the Concrete Visions Receivable, including any amount received by Seller in excess of $173,944.22.

Ex. C-2

2.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer hereby assumes at the Closing and agrees to pay, perform and discharge all Assumed Liabilities. Buyer will not assume or have any responsibility, however, with respect to any other Liability of Seller not included within the definition of Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means, except for the Excluded Liabilities: (a) all Liabilities of Seller set forth on the Most Recent Balance Sheet; (b) all Liabilities arising after September 30, 2009 in the ordinary course of business; (c) excise, sales, use, occupancy, gross receipts, ad valorem, real and personal property Taxes incurred in the ordinary course of business and arising prior to Closing; (d) all Liabilities arising under the Assumed Contracts and Assumed Leases from and after the Closing (other than for a breach by Seller arising prior to Closing); (e) any obligation to provide COBRA coverage to any current or former employees of Seller from and after the Closing; and (f) all Liabilities set forth on Schedule 2.3.
2.3.1 Notwithstanding the above, the Assumed Liabilities shall not include and Seller shall remain liable for the following (the “Excluded Liabilities”):
(a) any Liability of Seller for Taxes other than excise, sales, use, occupancy, gross receipts, ad valorem, real and personal property Taxes incurred in the ordinary course of business and arising on or prior to Closing;
(b) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the Transactions (including any income Taxes arising because Seller is transferring the Assets);
(c) any Liability of Seller for the unpaid Taxes of any Person under Internal Revenue Service Reg. §1.1502-6, as a transferee or successor, by contract, or otherwise;
(d) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, manager, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
(e) any Liability of Seller or any of its directors, officers, shareholders or agents arising out of, or relating to, this Agreement and the Transactions, whether incurred prior to, at, or subsequent to the Closing Date;
(f) any Liability under any employment agreement or Employee Benefit Plan, or under any other employee benefit plan, policy, practice or agreement to which Seller is a party, under which Seller has (or could have) any Liability or under which its employees are covered, including any Liabilities based on any claim or demand by: (a) an employee of Seller arising from his or her employment by Seller in respect of alleged redundancies, unfair dismissal and any other claim whatsoever within the jurisdiction of an industrial tribunal, wrongful dismissal, breach of contract, personal injury, industrial disease or any other claim whatsoever arising at common law, sex, race or disability discrimination, equal pay, any claim in tort or otherwise whether arising from any alleged act, fault or omission of Seller in relation to any such employee as of, prior to or after the Closing Date, which shall be deemed to include the cessation of the employee’s employment with Seller as a result of the Transactions; or (b) any current or former employee, other individual or Governmental Authority, arising due to a failure on or prior to the Closing to comply with the notice, coverage, or other requirements of COBRA with respect to any group health plan (as defined by COBRA) that Seller sponsors, maintains, or contributes to, or pursuant to WARN in connection with the change of employment contemplated by Section 4.4 hereof.

Ex. C-3

(g) any Liabilities of Seller arising on or prior to the Closing out of: (a) the management of wastes, byproducts or spent materials generated by Seller; or (b) any alleged pollution or threat to human health or the environment caused by Seller or violation of any Environmental Law by Seller, including any alleged Liability arising out of or related to (i) any disposal or release of any Hazardous Substance by Seller with respect to any Real Property or (ii) any violation of any Law with respect to the environment or industrial hygiene or welfare by Seller with respect to any Real Property in each case, on or before the Closing Date;
(h) any Liabilities arising from or associated with death of or injury to Persons or damage to property associated with allegedly defective products sold by Seller or services provided by Seller;
(i) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law, or non-compliance with any legal requirement or order by any Governmental Authority by Seller, in each case arising on or prior to the Closing Date;
(j) any Liability arising under the SRMG Agreement, the San Man Agreement, the Excluded Contracts, or any other lease, sublease, agreement, contract, instrument, Encumbrance, or guarantee not included in the Assumed Leases or Assumed Contracts;
(k) any Liability arising under the Assumed Leases and the Assumed Contracts prior to Closing;
(l) the Mortgage Indebtedness;
(m) any Liability relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown by Seller of any of the operations and facilities utilized by Seller in connection with the Business prior to the Closing or retained by Seller as Excluded Assets and/or Excluded Liabilities after the Closing, including any action which could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law (“WARN”), or any “employment loss,” as defined in WARN, which any employee of any Seller may suffer or may be deemed to suffer;
(n) any Liability of Seller or its present or past Affiliates based upon acts or omissions by Seller or its present or past Affiliates before, at or after the Closing (other than the Assumed Liabilities described in the first paragraph of this Section 2.3).
2.4 Purchase Price for the Assets. The total consideration to be paid by Buyer to purchase the Assets is $9,750,000.00, subject to adjustment as set forth in this Section 2.4 (the “Purchase Price”). As soon as practicable prior to or after the Closing, Seller shall (a) sell all of the equipment located at the Moapa facility listed on Schedule 5.1 (the “Moapa Equipment”) (the parties expressly agree that if the sale of the Moapa Equipment occurs post-Closing, Buyer will fully cooperate with Seller in completing such sale), (b) pay off any and all Encumbrances on the Moapa Equipment, (c) pay all fees and expenses incurred in connection with the sale of the Moapa Equipment, and (d) promptly place the amount of proceeds from (a), less the amounts expended in (b) and (c) (the “Actual Net Proceeds”) into a separate bank account (the “Retained Seller Cash Account”) and Seller shall hold any Actual Net Proceeds in excess of the Retained Seller Cash (the “Buyer Cash Amount”) in constructive trust for the benefit of Buyer. The Retained Seller Cash Account shall be the sole source of funding for the Retained Seller Cash.

Ex. C-4

2.4.1 If Actual Net Proceeds are received on or prior to Closing: (i) between the date of this Agreement and the Closing Date, Seller may use the Buyer Cash Amount for expenses incurred in the ordinary course of business in compliance with Section 5.1, and Seller may use the Seller Retained Cash for any purpose, including, but not limited to, payment of any Excluded Liability; (ii) at Closing, the Buyer Cash Amount, if any, shall be paid to Buyer and the Retained Seller Cash, if any, shall be paid to Seller; and (iii) to the extent that the Retained Seller Cash is determined to be a negative dollar amount, at Closing, the Purchase Price shall be adjusted downward by an amount equal to such negative dollar amount.
2.4.2 If Actual Net Proceeds are received after the Closing, promptly following receipt of such Actual Net Proceeds: (i) the Buyer Cash Amount, if any, shall be paid to Buyer and the Retained Seller Cash, if any, shall be paid to Seller; and (ii) to the extent that the Retained Seller Cash is determined to be a negative dollar amount, Seller shall pay to Buyer an amount equal to such negative dollar amount.
2.4.3 In addition, the Purchase Price shall be adjusted downward on a dollar for dollar basis to the extent that Seller breaches any of its obligations pursuant to Section 5.1 of this Agreement and such breach results in actual damages to the Assets of greater than $10,000.00 but less than $500,000.00 or increases the Assumed Liabilities by greater than $10,000.00 but less than $500,000.00.
2.5 Payment of the Purchase Price. Upon the terms and subject to the conditions hereof, and in consideration of Seller’s sale, assignment, transfer and delivery of the Assets to Buyer, at the Closing, Buyer shall deliver the Purchase Price to Seller by wire transfer of immediately available funds to such account(s) as designated by Seller in writing at least three (3) business days prior to the Closing.
2.6 Allocation of Purchase Price. Buyer and Seller agree to the allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate), which allocation is set forth on Schedule 2.6 hereto. Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Seller and Buyer shall timely and properly prepare, execute, file and deliver to the other all such documents, forms and other information as may reasonably requested to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.
2.7 Allocation of Assets. Without limiting the rights or obligations of any Party to this Agreement or any other agreement contemplated hereby, the Parties agree and acknowledge that on the Closing the Assets will be allocated to Buyer.
2.8 Expenses of Sale. The Parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Transactions, whether or not such Transactions are consummated, including all fees and expenses of brokers and Representatives. Any and all Taxes imposed on Seller resulting from the sale, assignment, transfer and delivery hereunder of the Assets shall be paid after the Closing by Seller.

Ex. C-5

3. REPRESENTATIONS AND WARRANTIES.
3.1 Buyer’s Representations and Warranties. Skanon and Buyer jointly and severally represent and warrant to Seller the following as of the date of this Agreement and as of the Closing (unless a particular representation or warranty is stated to be as of the date of this Agreement, in which case such representation or warranty is made only as of the date of this Agreement and not as of the Closing Date):
3.1.1 Due Organization. Buyer is a corporation duly organized, validly existing and in good standing, under the Laws of the State of Arizona. Buyer has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.
3.1.2 Due Authorization. The execution, delivery and performance by Buyer of this Agreement and the Transactions have been duly and validly authorized by Buyer, and no other act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or the Transactions.
3.1.3 Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Buyer will each constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.
3.1.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) Buyer’s Articles of Incorporation, as amended, or Bylaws, or (ii) any statute or administrative regulation applicable to it, nor of any order, writ, injunction, judgment or decree of any Governmental Authority or of any arbitration award applicable to it.
3.1.5 No Contract Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder will conflict with, or result in a breach or give rise to a default or violation, on Buyer’s part under any obligation, lease, contract, plan, or other arrangement, which default or defaults (in the aggregate) would materially interfere with Buyer’s ability to consummate this Agreement and the Transactions.
3.1.6 No Litigation Conflict. There is no action, suit, arbitration or proceeding pending or, to Buyer’s knowledge, threatened against Buyer at Law or in equity, or before any Governmental Authority, which would materially interfere with Buyer’s ability to consummate this Agreement and the Transactions.
3.1.7 Regulatory Approvals. No governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by Buyer as a condition to the execution, delivery and performance by Buyer of this Agreement and the Transactions.
3.1.8 Buyer’s Cash. Buyer has internally-generated cash sufficient to consummate the Transactions, and does not require any equity or debt financing to do so.

Ex. C-6

3.1.9 Independent Investigation. Buyer has conducted an independent investigation of the Assets. Buyer acknowledges that it has had access to Seller’s personnel and to any and all environmental and other Permit documents and information and has inspected the Assets and any and all financial, operational and other documents and information that Buyer has requested or otherwise determined is necessary as part of Buyer’s due diligence review of the Assets and the Business. Buyer has been provided all information and documentation it has requested and has received answers to all questions asked of Seller and its Representatives and personnel. Except for the representations and warranties expressly set forth in this Agreement, (a) Buyer has not relied on any representations or warranties by or on behalf of Seller in connection with the execution of this Agreement or the consummation of the Transactions and (b) Seller shall have no liability whatsoever (other than Liability for fraud) for any information provided by or on behalf of Seller in due diligence or otherwise in connection with the execution of this Agreement. To the actual knowledge of Sergio Muniz, Marco Gomez-Barrios, Christian Haas, and Daryl Leazier as of the date of this Agreement, there is no breach of a representation or warranty of Seller in this Agreement which, when taken together with all other breaches of a representation or warranty of Seller in this Agreement actually known by Sergio Muniz, Marco Gomez-Barrios, Christian Haas, or Daryl Leazier as of the date of this Agreement, would have a Material Adverse Effect as of the date of this Agreement.
3.1.10 No Ownership of Seller Stock. Buyer and its Affiliates do not own any shares of Seller stock.
3.1.11 No Commissions. Buyer has not retained any broker, investment banker or other Person entitled to any commission or compensation as a result of this Agreement and the Transactions.
3.1.12 Financial Statements. The following financial statements of Skanon have been delivered to Seller by Skanon: (x) balance sheet, statement of operations, statement of changes in stockholders’ equity and statement of cash flows of Skanon as of and for the year ended December 31, 2008 (“Skanon Year End Financial Statement”); and (y) income statement, balance sheet, statement of cash flows, and supplementary information of Skanon as of and for the eleven months ended November 30, 2009 (collectively, the “Skanon Interim Financial Statements” and together with the Skanon Year End Financial Statement, the “Skanon Financial Statements”). The Skanon Financial Statements: (i) except as otherwise described in footnotes thereto, have been prepared in accordance with GAAP and present fairly the financial position and results of operations and cash flows for the periods indicated, subject in the case of the Skanon Interim Financial Statements to the lack of footnotes and normal, recurring year-end audit adjustments (which taken as a whole will not be material); and (ii) were prepared in accordance with the books of account and other financial records of Skanon.
3.2 Representations and Warranties Regarding Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3.2, except as set forth in the disclosure schedules (the “Disclosure Schedules”) corresponding in number to the applicable Section of this Section 3.2, are correct as of the date of this Agreement and as of the Closing (unless a particular representation or warranty is stated to be as of the date of this Agreement, in which case such representation or warranty is made only as of the date of this Agreement and not as of the Closing Date). Each matter referred to in any Disclosure Schedule shall be deemed to have been disclosed for all relevant purposes in all other parts or sections of the Disclosure Schedules where such relevance is reasonably apparent. All descriptions of documents contained in the Disclosures Schedules are qualified in their entirety by reference to the documents so described.

Ex. C-7

3.2.1 Organization. Seller is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada. Seller is registered to do business as a foreign corporation and is in good standing in each jurisdiction which requires such Seller to be so registered, except where the failure to be so registered would not have a Material Adverse Effect.
3.2.2 Authorization; Enforceability. Subject to the filing of the Information Statement pursuant to Section 5.4 and the receipt of stockholder approval of the Transactions: (a) the execution, delivery and performance by Seller of this Agreement and the Transactions have been duly and validly authorized by Seller, and no other act or proceeding on the part of Seller, its stockholders or directors is necessary to authorize the execution, delivery or performance by Seller of this Agreement and the Transactions; and (b) this Agreement has been duly and validly executed and delivered by Seller and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Seller will each constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.
3.2.3 No Conflict. Except for the filing of the Information Statement pursuant to Section 5.4, except for the receipt of stockholder approval of the Transactions, and except as set forth on Schedule 3.2.3, the execution, delivery and performance by Seller of this Agreement and the Transactions will not (with or without the passage of time or the giving of notice): (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller’s Articles of Incorporation or Bylaws, as amended to date, or any material contract, agreement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, Permit, obligation or instrument to which Seller is a party or by which Seller is bound or to which any of the Assets is bound; (b) result in the creation or imposition of any material Encumbrance upon any Assets sold or to be sold to Buyer; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person under the provisions of any Law or any material contract, agreement or instrument to which Seller is subject, or by which Seller or any of the Assets are bound.
3.2.4 Capitalization. To Seller’s Knowledge: (a) as of the date of this Agreement, the Shareholder beneficially owns approximately 69.4% of the issued and outstanding common stock of Seller (the “Shareholder Stock”); (b) all of the Shareholder Stock has been duly authorized and validly issued in compliance with applicable securities and other Laws relating to the issuance thereof; and (c) except as set forth in Schedule 3.2.4, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Seller or the Shareholder is a party or which is binding upon Seller or the Shareholder providing for the transfer, voting, registration, issuance, disposition or acquisition of any rights or interests therein.
3.2.5 Articles of Incorporation, Bylaws. The Articles of Incorporation and Bylaws of Seller, as amended to date, copies of which have been delivered to Buyer, are true, complete and correct and are in full force and effect.
3.2.6 Financial Statements. The following financial statements of Seller have been delivered to Buyer by Seller: (x) statement of operations, balance sheet and statement of cash flows of Seller as of and for the year ended December 31, 2008 (“Year End Financial Statement”); and (y) statement of operations, balance sheet and statement of cash flows of Seller as of and for the nine months ended September 30, 2009 (collectively, the “Interim Financial Statements” and together with the Year End Financial Statement, the “Financial Statements”).

Ex. C-8

(a) The Financial Statements (i) have been prepared in accordance with GAAP and present fairly the financial position and results of operations and cash flows for the periods indicated, subject in the case of the Interim Financial Statements to the lack of footnotes and normal, recurring year-end audit adjustments (which taken as a whole will not be material), and (ii) were prepared in accordance with the books of account and other financial records of Seller.
(b) There are no Liabilities of Seller, other than those: (i) reflected or reserved against on the Most Recent Balance Sheet; (ii) disclosed in Schedule 3.2.6; (iii) incurred after September 30, 2009 in the ordinary course of business, consistent with past practice; and (iv) the Excluded Liabilities. Reserves are reflected on the Most Recent Balance Sheet against all debts, obligations or other liabilities of Seller in amounts that have been established on a basis consistent with the past practices of Seller and in accordance with GAAP.
3.2.7 Real Property; Leases.
(a) Schedule 3.2.7 sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:
(i) Seller holds fee title to the Owned Real Property of such Seller as set forth on Schedule 3.2.7, subject to the Permitted Encumbrances; and
(ii) except as set forth in Schedule 3.2.7, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.
(b) Schedule 3.2.7 sets forth the address of each Leased Real Property facility of Seller and the title and date of and the names of the parties to all leases governing the Leased Real Property. Seller has delivered or made available to Buyer true, correct and complete copies of the leases governing the Leased Real Property, and in the case of any oral lease, a written summary of the material terms of such lease. Except as set forth in Schedule 3.2.7, with respect to each of the leases:
(i) such lease is legal, valid, binding and enforceable against Seller, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles, is in full force and effect;
(ii) the assignment and transfer to Buyer of the leases hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease;
(iii) Seller is not in material breach or default under any such lease;
(iv) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach of or default under such lease that has not been redeposited in full; and
(v) Seller is not in default of any unpaid rents, unpaid royalties, brokerage commissions or finder’s fees with respect to such leases.

Ex. C-9

(c) Except as set forth on Schedule 3.2.7, neither Seller nor, to Seller’s Knowledge, the landlord for the Leased Real Property, has received any written notice of: (i) any eminent domain, or condemnation pending or threatened by any Governmental Authority against the Owned Real Property or the Leased Real Property (collectively, the “Real Property”); or (ii) any violation or claimed violation by any of them of any applicable building, zoning, subdivision, health and safety or other land use Laws or Permits with respect to the Real Property (x) which has not been resolved, (y) for which any obligation of Seller remains to be fulfilled, or (z) which will have a Material Adverse Effect or subject Seller or any of the Assets to material fines or penalties.
(d) The Real Property constitutes all of the real property used in the Business. Seller is not party to any agreement or option to purchase any real property or interest therein.
(e) To Seller’s Knowledge, the condition of the Real Property is sufficient for the operation of the Business as currently conducted by Seller and, except for the regularly scheduled maintenance and repairs done in the ordinary course of business, there are no known material anticipated changes or repairs required of the Real Property within ninety (90) days following the Closing Date to continue the operation of the Business as currently conducted.
(f) All material Permits of all Governmental Authorities that are required for Seller to use or occupy the Real Property or operate the Business as currently conducted thereon (collectively, the “Real Property Permits”) have been issued and are in full force and effect. Schedule 3.2.7 lists all Real Property Permits held by Seller with respect to each parcel of Real Property. Seller has delivered to Buyer a true and complete copy of all Real Property Permits. Seller has not received any written notice from any Governmental Authority threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any such action. Except as set forth in Schedule 3.2.7, the Real Property Permits are either transferable to Buyer or run with the land or improvements comprising the Real Property without the consent or approval of the issuing Governmental Authority, and no disclosure or filing with any Governmental Authority by Seller is required as a condition to such transfer.
3.2.8 Personal Property.
(a) Except as set forth on Schedule 3.2.8, Seller owns good and valid title to, and the valid and enforceable power and unqualified right to use and transfer to Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the personal property Assets.
(b) Schedule 3.2.8 lists all material leases pursuant to which Seller leases personal property or equipment (the “Equipment Leases”). The Equipment Leases are enforceable as to Seller, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles. All provisions of the Equipment Leases required to be performed by the lessee thereunder (including any payments required thereunder) prior to the Closing Date have been properly paid and timely performed. Seller has not been notified in writing by any lessor under any Equipment Lease or by any other Person of a default under any Equipment Lease.
(c) To Seller’s Knowledge, the condition of the tangible personal property of Seller comprising the Assets is sufficient to operate the Business as currently conducted by Seller. To Seller’s Knowledge, except for regularly scheduled maintenance and repairs done in the ordinary course of the Business, there are no known material anticipated changes or repairs required of the personal property comprising the Assets within ninety (90) days following the Closing Date to continue the operation of the Business as currently conducted.

Ex. C-10

3.2.9 Intellectual Property. Schedule 3.2.9 lists and describes all material patents, trademarks, service marks, trade names, copyrights or applications therefore owned by or registered in the name of Seller or in which Seller has any rights, licenses, or immunities (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by Seller). Except for license agreements acquired by Seller for “off-the-shelf” software, Seller is not party to any license agreements, either as licensor or licensee, with respect to any Intellectual Property. To Seller’s Knowledge, Seller has good and valid title to or the right to use all Intellectual Property necessary for the conduct of the Business as currently conducted without the payment of any royalty or similar payment. To Seller’s Knowledge, Seller is not infringing on any Intellectual Property rights of others, nor, to Seller’s Knowledge, are any Intellectual Property rights owned by Seller being infringed upon by any other party.
3.2.10 Material Contracts.
(a) Seller is not a party, or bound, or the issuer or beneficiary of any material contract or agreement relating to the Business, other than (i) the SRMG Agreement, (ii) the San Man Agreement, (iii) the Assumed Leases, (iv) the Assumed Contracts, and (v) the other written or oral contracts or agreements which are set forth on Schedule 3.2.10(a) and which are referred to herein as the “Excluded Contracts.”
(b) The assignment and transfer of the Assumed Leases and Assumed Contracts by Seller to Buyer for which a consent or approval is required are designated with an asterisk on Schedules 2.1.2 and 2.1.3.
(c) True and complete copies of the SRMG Agreement, the San Man Agreement, the Assumed Leases, the Assumed Contracts, and the Excluded Contracts that are in writing have been made available to Buyer for its inspection. Except as otherwise set forth in Schedule 3.2.10(c), the Assumed Leases and Assumed Contracts are valid, binding and enforceable against Seller, except to the extent that the enforcement of rights and remedies in respect thereof may be subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar Laws affecting creditor’s rights generally, and none are terminable as a result of this Agreement and the Transactions. Except as otherwise set forth in Schedule 3.2.10(c), no default by Seller or, to Seller’s Knowledge, by the other contracting parties has occurred thereunder which would likely cause damages or loss to Buyer in excess of $150,000 in the aggregate under the Assumed Leases and Assumed Contracts. Except as otherwise set forth in Schedule 3.2.10(c), no event, occurrence or condition exists which, with the lapse of time, the giving of notice or both, or the happening of any further event or condition, would become a default by Seller or, to Seller’s Knowledge, by the other contracting parties thereunder which would likely cause damages or loss to Buyer in excess of $150,000 in the aggregate under the Assumed Leases and Assumed Contracts. Seller has not released or waived any of its rights under any of the Assumed Leases or Assumed Contracts. Except as otherwise set forth in Schedule 3.2.10(c), all payments due from Seller under each of the Assumed Leases or Assumed Contracts prior to the Closing Date have been made by Seller or will be made by Seller before the Closing Date. Neither Seller, nor, to Seller’s Knowledge, any other party to any of the Assumed Leases or Assumed Contracts, has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any of the Assumed Leases or Assumed Contracts or, in either case, any provision thereof.
3.2.11 Customers and Suppliers.
(a) Attached to Schedule 3.2.11 is a list of each customer who has paid Seller $25,000 or more during the 12 month period ended December 31, 2008 or the nine month period ended September 30, 2009, and each supplier of Seller who has been paid $25,000 or more by Seller during the same time periods. The customer list accurately contains the name and amount of revenues received during such time periods for each such customer. Seller has not licensed, sold or granted any rights to any Person to use any customer lists of Seller. The supplier list accurately contains the name and amount of payments made to each such supplier during such time periods.

Ex. C-11

(b) Except as set forth on Schedule 3.2.11, Seller has not received notice that any customer or supplier of Seller intends to terminate its agreements with Seller, or otherwise modify such agreements.
(c) Except as set forth on Schedule 3.2.11, Seller does not have any material financial interest in any competitor, customer or vendor of Seller.
(d) Except as set forth on Schedule 3.2.11, Seller is not a party to any contract or commitment with any customer or supplier of Seller for the repurchase of products, sharing of fees, rebating of charges, bribes, kickbacks or other similar arrangements.
3.2.12 Employee Relations.
(a) Attached as Schedule 3.2.12 hereto is a true, complete and correct list as of the date no more than three (3) days prior to the execution of this Agreement of the employees (including senior executives) employed by Seller with respect to the Business, and each such employee’s title, compensation, and accrued vacation.
(b) Prior to the date of this Agreement, Seller has not implemented any plant closing or mass layoff of employees that requires notice or any other action pursuant to WARN.
(c) Except as set forth in Schedule 3.2.12, to Seller’s Knowledge, Seller is in material compliance with all Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, classification of employees, child labor, immigration, employment discrimination, disability rights or benefits, whistleblower protections, equal opportunity, plant closures and layoffs (including WARN), affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(d) Seller is not a party to or subject to any collective bargaining agreements relating to the Business. As of the date hereof: (i) no labor union or other collective bargaining unit represents or, to Seller’s Knowledge, claims to represent any of Seller’s employees employed in the Business; and (ii) to Seller’s Knowledge, there is no union campaign being conducted to solicit cards from employees employed in the Business to authorize a union to request a National Labor Relations Board certifications election with respect to such employees.
(e) Except as disclosed on Schedule 3.2.12, to Seller’s Knowledge, there are no pending investigations of Seller by the Equal Employment Opportunity Commission, the Arizona Civil Rights Commission, or any other Governmental Authority responsible for investigation of worker complaints of discrimination. Further, to Seller’s Knowledge, there are no pending investigations of Seller by the Office of Federal Contract Compliance Programs, the U.S. Department of Labor, the Arizona Department of Labor, OSHA or the Arizona Department of Health.
(f) To Seller’s Knowledge, Seller has not participated in the breach of a confidentiality or non-competition agreement to which any employee or independent contractor is a party, and has not appropriated or participated in the development of any technological, creative or administrative development in which any of Seller’s employees or independent contractors also claims to have a legal right.

Ex. C-12

3.2.13 Litigation. Except as set forth in Schedule 3.2.13, there are no actions, suits, proceedings, arbitrations, hearings, orders, investigations, charges, complaints or claims (“Actions”) pending or, to Seller’s Knowledge, threatened against Seller, the Business, or any of the Assets. Except as set forth in Schedule 3.2.13, Seller is not subject to any judgment, order or decree of any Governmental Authority. Schedule 3.2.13 contains a complete and accurate list and general description of any settlements in any amount over $25,000 (or involving equitable or other non-monetary relief) occurring since December 31, 2005 regarding actual or threatened lawsuits by or against Seller that are binding on Seller.
3.2.14 Taxes.
(a) True and complete copies of all Tax Returns, examination reports, and statements of deficiencies (including any exhibits or schedules thereto) of Seller which have been filed or received by Seller since January 1, 2006 have been furnished to Buyer. Schedule 3.2.14 indicates (i) those Tax Returns that have been audited, (ii) those Tax Returns that currently are the subject of audit, and (iii) those Tax Returns with respect to which no additional Tax may be assessed or collected.
(b) Seller has filed or caused to be filed all Tax Returns that Seller is required to file and has paid or, if payment is not yet due, will pay to the appropriate Governmental Authority when due, all Taxes, whether or not reflected on the Tax Returns of Seller, either due and payable by Seller on or before the Closing Date or for any time period expiring on or prior to the Closing Date. No penalties or other charges are, or will become, due with respect to the late filing of any such Tax Return.
(c) Except in the case of an Encumbrance for Taxes not yet delinquent, there are no unpaid Taxes which constitute an Encumbrance on any of the Assets.
(d) Seller has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has timely collected or withheld and paid over to the proper Governmental Authority, or will timely collect or withhold and pay over to the proper Governmental Authority, all amounts required to be so collected or withheld and paid over for all periods expiring on or prior to the Closing Date.
(e) The disallowance of a deduction under Code Section 162(m) for employee remuneration will not apply to any amount paid or payable by Seller under any contractual arrangement currently in effect.
(f) Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that, under certain circumstances, could obligate it to make any payments that will not be deductible under Code Section 280G.
3.2.15 Absence of Changes or Events. Except as set forth in Schedule 3.2.15, from September 30, 2009 through the date of this Agreement, Seller has not:
(a) amended its Articles of Incorporation or Bylaws;
(b) issued any capital stock or rights to acquire capital stock, other than stock reserved for issuance on exercise of options outstanding on the date of this Agreement, or redeemed, split or otherwise reclassified, or paid any dividend or distribution with respect to, capital stock;

Ex. C-13

(c) used any cash or cash equivalents to pay any Excluded Liability or any Liability outside the ordinary course of business;
(d) permitted or allowed any of the Assets to be subjected to any Encumbrance other than a Permitted Encumbrance;
(e) amended, terminated, cancelled or compromised any material rights or claims of Seller or waived the benefit of any protective covenants such as obligations of confidentiality or non-competition;
(f) sold, transferred, leased, subleased, licensed or otherwise disposed of any Assets for an amount in excess of $100,000, other than the Excluded Assets and the sale of inventories in the ordinary course of business;
(g) entered into or amended any service agreement with any employee, Affiliate of Seller, or Affiliate of Shareholder, or made any increase in the wages, salaries, compensation, bonuses, severance, incentives, pension or other benefits or payments payable (i) to any employee, Affiliate of Seller, or Affiliate of Shareholder or (ii) pursuant to any Employee Benefit Plan or agreement with any employee, Affiliate of Seller, or Affiliate of Shareholder;
(h) paid any wages, salaries, compensation, bonuses, severance, incentives, pension or other benefits or payments to any employee, Affiliate of Seller, or Affiliate of Shareholder other than base salary or hourly wages in effect as of September 30, 2009;
(i) permitted any insurance policy to be cancelled or expire without notice to Buyer;
(j) made any Tax election or changed any Tax election already made, or settled or consented to any claim or assessment relating to Taxes;
(k) filed any petition in bankruptcy or similar proceeding, or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(l) taken or agreed to take any action that would be reasonably likely to result in any conditions to Closing not being satisfied or that would materially impair the ability of Seller to consummate the Transactions or materially delay such consummation; or
(m) entered into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.
3.2.16 Compliance with Laws.
(a) Seller is not in material violation of any material federal, state, county, local or foreign Laws applicable to Seller or the Business (collectively, “Laws”, and individually, a “Law”). Seller has not made any illegal payment to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Seller.

Ex. C-14

(b) Schedule 3.2.16 contains a complete listing of all material Permits used by Seller in the conduct of the Business. Except as indicated on Schedule 3.2.16, Seller owns or possesses all right, title and interest in and to all of the Permits held by Seller to operate the Business as presently conducted. The Permits set forth on Schedule 3.2.16 as to which a consent or approval to the Transactions is required are designated with an asterisk and are referred to herein as “Restricted Governmental Licenses.” Seller has not received any written notice of any material violation in respect of any Permit and, to Seller’s Knowledge, no proceeding is pending or threatened to revoke or limit any Permit.
3.2.17 Insurance; Bonds. Schedule 3.2.17 lists all policies of fire, liability, title or other forms of insurance and all fidelity bonds held by Seller. Seller has not given or received a notice of cancellation or non-renewal with respect to any such policy or binder. Schedule 3.2.17 lists all bonds currently in force with respect to Seller.
3.2.18 Employee Benefit Plans.
(a) Schedule 3.2.18 lists each Employee Benefit Plan (as defined by ERISA Section 3(3)) and each other employee benefit plan which is maintained by Seller and pursuant to which (current or past) employees of Seller or their beneficiaries receive, or are eligible to receive, retirement, health, life insurance, disability, severance or other benefits or payments (each such plan is referred to herein as an “Employee Benefit Plan”).
(b) Each Employee Benefit Plan which is intended to be qualified under Code Section 401(a) permits participants to receive distributions upon termination of employment and/or permits participants to obtain a direct rollover of their benefits under such Employee Benefit Plan.
(c) Neither Seller, nor any business or entity which is required to be aggregated with Seller under Code Section 414(b) or (c) or which is under common control with Seller within the meaning of ERISA Section 4001(14) (the “Commonly Controlled Entities”), has incurred any liability pursuant to ERISA Sections 409, 502, 4062, 4063 4068, 4201 or 4204 or Code Sections 4971 or 4975, and to Seller’s Knowledge, there is no pending or threatened claim against Seller or any of the Commonly Controlled Entities for any liability under any of the foregoing sections.
(d) Neither Seller nor any Commonly Controlled Entities have any liability or liabilities under any Employee Benefit Plan that will become a liability or liabilities of Buyer or any Affiliate of Buyer or result in any lien on the Assets or on any other assets of Buyer and any of Buyer’s Affiliates other than obligations to comply with the requirements of COBRA.
3.2.19 COBRA. Seller and its Commonly Controlled Entities have complied with the requirements of COBRA. As used herein, “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.
3.2.20 Environmental Liabilities. Except as set forth in Schedule 3.2.20, and except as disclosed in the environmental reports or other documents listed on Schedule 3.2.20 or in Buyer’s reports and studies conducted during due diligence (which Buyer shall deliver to Seller immediately upon receipt and in any event before Closing), to Seller’s Knowledge:

Ex. C-15

(a) No portion of the Real Property has been used by Seller as a landfill or for the storage, treatment or disposal of any Hazardous Substances in violation of any Laws, and no spill of Hazardous Substances in excess of reportable quantities as established by 40 C.F.R. § 302.4 has occurred on the Real Property while Seller has been in possession of the Real Property.
(b) Seller has disclosed to Buyer in writing the location and condition of all underground and above-ground storage tanks and associated piping (collectively, “Storage Tanks”) of which Seller has Knowledge that are currently located on the Real Property.
(c) The use, storage and labeling of any equipment containing polychlorinated biphenyls located on the Real Property and owned, controlled and operated by Seller complies with the requirements of the Toxic Substances Control Act, its implementing regulations and all other applicable Environmental Laws.
(d) If applicable, Seller has complied with all regulatory requirements relating to the use, treatment, repair, removal, disposal and release of regulated asbestos and asbestos containing materials at the Real Property.
(e) Seller has not received any written request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or clean-up of any threatened or actual release of any Hazardous Substance related to the Real Property.
(f) Seller has not caused any material violations of any Law relating to: (i) the discharge or release of any Hazardous Substance into the environment at the Real Property; or (ii) the generation, treatment, storage, transportation or disposal of any Hazardous Substance at the Real Property.
(g) Seller has not caused any material violation of any Environmental Laws. Seller has not received any written notice or action alleging any material violation of, or any material liability or material investigatory, corrective or remedial obligation under, any Environmental Law with respect to the Real Property. There are no environmental reports, studies, audits, tests or reviews with respect to the Real Property which are in the possession or control of Seller which have not been delivered or made available to Buyer prior to execution of this Agreement.
3.2.21 Seller’s Status. As of the date of this Agreement, Seller is not insolvent, nor, based on its financial condition as of the date of this Agreement, will it be rendered insolvent by the consummation of the transactions. For purposes of this Section 3.2.21, Seller would be “insolvent” if either (i) the sum of its debts is greater than the aggregate value of all of its assets; or (ii) it generally is not paying its debts as they become due. There has been no petition in bankruptcy or petition for an arrangement with creditors filed by or against Seller and Seller has not availed itself of relief under any law relating to insolvency. Seller is not entering into this Agreement or consummating the Transactions with any intent to hinder, delay or defraud any of its current or future creditors.
3.2.22 No Commissions. Except as set forth on Schedule 3.2.22, Seller has not retained any broker, investment banker or other Person entitled to any commission or compensation as a result of this Agreement or the Transactions.
3.2.23 Assets of Seller; Affiliate Relationships. The Assets and the Excluded Assets include all operating assets of Seller and constitute all of the assets used for the operation of the Business. Seller has the right to use all the Assets in the manner in which it is currently using such Assets. Except as set forth on Schedule 3.2.23, no Assets are in the name or possession of any Affiliate of Seller.

Ex. C-16

3.2.24 Accounts Receivable. Except as set forth on Schedule 3.2.24, all accounts receivable of Seller are reflected on its books and records, and are valid receivables incurred in the ordinary course of business. Schedule 3.2.24 sets forth (a) a list of all accounts receivable of Seller due from any Affiliate of Seller (each, an “Affiliate Receivable”) and (b) a list and the dollar amount of any prior Affiliate Receivable that has been converted into a promissory note or other similar debt obligation in favor of Seller. To Seller’s Knowledge, all of the accounts receivable other than the Concrete Visions Receivable are collectible and the aggregate amount of all delinquent accounts receivable other than the Concrete Visions Receivable does not exceed the reserve for bad debts as reflected on the Financial Statements.
3.2.25 No Material Adverse Effect. Since the date of the Most Recent Balance Sheet, there has not been any Material Adverse Effect.
4. COVENANTS AND AGREEMENTS.
4.1 Non-Competition. Seller agrees that after the Closing, Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law. As an inducement to Buyer to enter into this Agreement, as a condition to Closing, each of Seller and the Shareholder shall enter into the Non-Competition Agreements in the form set forth in Exhibit B-1 (the “Seller Non-Competition Agreement”) and Exhibit B-2 (the “Shareholder Non-Competition Agreement” and collectively with the Seller Non-Competition Agreement, the “Non-Competition Agreements”). It is expressly agreed that neither Seller nor the Shareholder shall have any liability or obligation to Buyer or Skanon for any breach or failure of the other’s covenants and obligations under the Non-Competition Agreement.
4.2 Nondisclosure of Proprietary Information.
4.2.1 After the Closing, Seller shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including any customer list, record or financial information) concerning the Business except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by Seller, (c) is reasonably necessary to disclose in connection with a dispute between Buyer and/or Skanon and Seller, (d) is necessary for Seller or any shareholder to file and prepare any federal or state or other Tax returns or in preparing or disseminating or otherwise utilizing financial statements, or (e) is or becomes available to Seller or any of its Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to Seller by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 4.2.1 shall prohibit Seller from disclosing any information should Seller or any of its Representatives be required by Law to disclose any such information.
4.2.2 After the Closing, neither Buyer nor Skanon shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any information regarding Seller (other than information concerning the Business or the Assets acquired pursuant to this Agreement), except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of a disclosure by a Buyer or Skanon, (c) is reasonably necessary to disclose in connection with a dispute between Buyer and/or Skanon and Seller, or (d) is or becomes available to Buyer or Skanon or any of its Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to Buyer or Skanon by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 4.2.2 shall prohibit Buyer or Skanon from disclosing any information should Buyer, Skanon or any of their Representatives be required by Law to disclose any such information.

Ex. C-17

4.3 Publicity. Each Party shall obtain the other Party’s consent before issuing any press release or otherwise making any public announcements with respect to this Agreement. Notwithstanding the foregoing, however, Seller may file the Information Statement and issue any press release or make any public announcement that it believes is required pursuant to applicable state corporate Laws, state or federal securities Laws or stock exchange requirements; provided that Buyer shall be given a copy of such Information Statement, press release or public announcement at or before the time of filing.
4.4 Certain Employment Related Matters.
4.4.1 Generally. Prior to the Closing Date and with sufficient time prior to the Closing Date to enable Seller to comply with its obligation under Section 4.4.4, Buyer shall deliver to Seller a list of Seller’s employees to whom it will not be making offers of employment (which shall be less than 30% of Seller’s employees who are employed by the Business as of the Closing). Buyer shall extend offers of employment to at least 70% of Seller’s employees who are employed by the Business as of the Closing (each such employee to whom such offer is extended, a “Selected Employee”) to commence as of the Closing Date, and shall hire all Selected Employees who accept such offers and report for work on the date directed by Buyer (each such Selected Employee who accepts such offer and reports for work, a “Hired Employee”). The terms and conditions of each such offer and of any continuing employment will be determined by Buyer in its sole discretion, and any resulting employment relationship will be at will, except that the base salary or hourly wage offered shall initially be at least as great as the base salary or hourly wage being paid by Seller, and except to the extent otherwise provided for Selected Employees who enter into written employment agreements with Buyer. Nothing in this Section 4.4.1 shall be interpreted to impose any Liability on Buyer with respect to (a) any Excluded Liability, (b) any Liability with respect to any Seller employee arising prior to Closing, including Liability arising under WARN, COBRA or any other Law except as set forth in Section 4.4.5, or (c) any Liability with respect to any Seller employee other than a Hired Employee arising from and after Closing, including Liability arising under WARN, COBRA or any other Law, all of which Liability shall be retained by Seller following the Closing except as set forth in Section 4.4.5 for Liability arising under COBRA with respect to any Seller employee other than a Hired Employee arising from and after the Closing.
4.4.2 Years of Service. Buyer shall (a) give each salaried Hired Employee credit for their years of service with Seller in determining their entitlement to Buyer’s vacation benefits, (b) permit each salaried Hired Employee to take (in accordance with Buyer’s policy, which does not permit any cash-outs or carry-forwards after the end of an employee’s 1-year anniversary date) that number of vacation days properly accrued by Seller and unused by such Hired Employee as of the Closing and set forth on Schedule 3.2.12, up to a maximum of twenty-eight (28) days. Buyer shall use reasonable best efforts to ensure that each Hired Employee is enrolled in Buyer’s health and dental plans retroactively to the Closing Date; provided that such Hired Employee is eligible for and does not decline such enrollment.
4.4.3 Seller’s Obligations with Respect to Seller Employees. Effective as of the Closing Date, Seller will take all necessary actions to terminate the employment of each Selected Employee. Seller shall retain all Liability with respect to (a) any Excluded Liability, (b) any Liability with respect to any Seller employee arising prior to Closing, including Liability arising under WARN, COBRA or any other Law, or (c) any Liability with respect to any Seller employee other than a Hired Employee arising from and after Closing, including Liability arising under WARN or any other Law other than Liability arising under COBRA. Without limiting the foregoing, Seller will timely pay all Hired Employees wages and benefits under any Employee Benefit Plan maintained by Seller that are due and payable prior to or in connection with the Closing, and Buyer will timely pay all Hired Employees wages and benefits that become due and payable under any Employee Benefit Plan maintained by Buyer from and after the Closing.

Ex. C-18

4.4.4 401(a) Plans. Seller will cause all necessary actions to be taken so that the benefits of each Hired Employee who participates in any of Seller’s Employee Benefit Plans that is a qualified retirement plan subject to section 401(a) of the Code are fully vested as of the Closing Date
4.4.5 COBRA. With respect to each current or former employee of Seller who does not become a Hired Employee, and each other individual who is a “qualified beneficiary” with respect to such current or former employee in connection with a “group health plan” maintained by Seller, Buyer and not Seller, shall be responsible for providing group health plan continuation coverage in accordance with COBRA. The terms “qualified beneficiary” and “group health plan” shall have the meanings ascribed to them in COBRA.
4.5 Insurance. Prior to Closing, Seller shall cause the insurers to show Buyer as an additional insured with respect to all liability insurance maintained by Seller with respect to the Business prior to Closing with the carriers, in the amounts and for the time periods set forth on the matrix attached hereto as Schedule 4.5.
4.6 R&W Policy. Prior to Closing, Seller shall cooperate with Buyer in Buyer’s effort to obtain an insurance policy to insure Buyer against losses arising out of or in connection with the breach of Seller’s representations and warranties contained in this Agreement (the “R&W Policy”). Buyer and Skanon covenant and agree with Seller that Buyer and Skanon shall have no recourse of any kind against Seller or its Affiliates for any breaches of Seller’s representations and warranties after Closing absent fraud. The R&W Policy shall contain a term no less favorable to Seller than the following provision: “The insurer shall not have any rights of subrogation against Seller, unless and to the extent that a written statement or other admission under oath or a guilty plea or plea of no contest by Seller or by any director, officer or agent of the Seller, or a finding of fact, judgment or other ruling in any proceeding, establishes that Seller: (a) committed a deliberately fraudulent or criminal act with respect to the Transaction or a representation or warranty covered by the R&W Policy; or (b) had actual knowledge as of the effective date of the R&W Policy of a breach of a representation or warranty covered by the R&W Policy.” Buyer agrees to give Seller at least five (5) days’ notice prior to finalizing the R&W Policy and to use Buyer’s reasonable efforts to negotiate with the insurer such terms and conditions in the final R&W Policy as Seller may reasonably request, it being understood that it would be unreasonable for Seller to request any terms or conditions that compromise Buyer’s rights under this Agreement or increase the Assumed Liabilities.
5. CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement through the Closing, the Parties covenant as follows.
5.1 Interim Operations of Seller. Seller shall use commercially reasonable efforts to preserve its present business organization intact and maintain satisfactory relations with customers, lenders, suppliers, employees and other business partners. Except as expressly permitted in accordance with Schedule 5.1, without Buyer’s prior written consent, Seller shall not take any of the following actions other than as expressly permitted by and in accordance with this Agreement:
(a) Amend its Articles of Incorporation or Bylaws;
(b) Issue any capital stock or rights to acquire capital stock, other than stock reserved for issuance on exercise of options outstanding on the date of this Agreement, or redeem, split or otherwise reclassify, or pay any dividend or distribution with respect to, capital stock;
(c) Use any cash or cash equivalents to pay any Excluded Liability (other than use of the Retained Seller Cash following release from the Retained Seller Cash Account in accordance with Section 2.4) or any Liability incurred after the date of this Agreement and outside the ordinary course of business;

Ex. C-19

(d) Permit or allow any of the Assets to be subjected to any Encumbrance that is not terminated at or before the Closing other than a Permitted Encumbrance;
(e) Sell, transfer, lease, sublease, license or otherwise dispose of any Assets for an amount in excess of $100,000, other than the Excluded Assets and the sale of inventories in the ordinary course of business;
(f) Enter into or amend any service agreement with any employee, Affiliate of Seller, or Affiliate of Shareholder, or increase any of the wages, salaries, compensation, bonuses, severance, incentives, pension or other benefits or payments payable (i) to any employee, Affiliate of Seller, or Affiliate of Shareholder or (ii) pursuant to any Employee Benefit Plan or agreement with any employee, Affiliate of Seller, or Affiliate of Shareholder;
(g) Pay any wages, salaries, compensation, bonuses, severance, incentives, pension or other benefits or payments to any employee, Affiliate of Seller, or Affiliate of Shareholder other than base salary or hourly wages in effect as of September 30, 2009;
(h) Permit any insurance policy to be cancelled or expire without notice to Buyer;
(i) Make any Tax election or change any Tax election already made, or settle or consent to any claim or assessment relating to Taxes;
(k) File any petition in bankruptcy or similar proceeding, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(l) Take or agree to take any action that would be reasonably likely to result in any conditions to Closing not being satisfied or that would materially impair the ability of Seller to consummate the Transactions or materially delay such consummation; or
(m) Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.
5.2 Notice of Acquisition Proposals. Seller shall, within one (1) business day after receipt, notify Buyer in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Seller or any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the material terms and conditions of any proposals or offers. Seller agrees that it shall keep Buyer informed, on a current basis, with no more than a one (1) business day lag time, of the status and terms of any Acquisition Proposal.
5.3 No Solicitation; Exclusivity; Buyer Matching Right.
(a) Except as provided in Section 5.3(b), from the date of this Agreement until the earlier of termination of this Agreement or the Closing, Seller shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly:

Ex. C-20

(i) solicit, initiate, or encourage, including by disclosure of any non-public information, any inquiries or the making of any proposal with respect to any tender or exchange offer involving Seller, any proposal for a merger, consolidation or other business combination involving Seller, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Seller, any proposal or offer with respect to any recapitalization or restructuring with respect to Seller or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Seller other than pursuant to the Transactions (an “Acquisition Proposal”);
(ii) engage in discussions or negotiations with any Person or group of Persons (other than Buyer, its Affiliates, and Representatives) with respect to any Acquisition Proposal, including discussing or entering into any confidentiality or similar agreement for the purpose of providing such Person or group evaluation materials or other information relating to the Business; or
(iii) enter into any agreement, arrangement, or understanding requiring Seller to abandon or terminate negotiations with Buyer.
Any violation of any of the restrictions set forth in this Section 5.3 by any of the Representatives shall be deemed to be a material breach of this Section 5.3 by Seller.
(b) Notwithstanding Section 5.3(a), prior to the Closing, Seller may furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to Seller than those contained in the Confidentiality Agreement dated February 18, 2009 entered into between Seller and Buyer (the “Confidentiality Agreement”), and may negotiate and participate in discussions and negotiations with such Person concerning an unsolicited bona fide Acquisition Proposal with respect to all or a majority of the outstanding shares of capital stock of Seller or all or substantially all of the assets of Seller if, but only if: (i) the Board of Directors of Seller determines in good faith and after consultation with its financial advisors, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Board, the identity of the Person making the Acquisition Proposal, and the conditions and prospects for completing the Acquisition Proposal, that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Seller and/or its shareholders from a financial point of view than the Transactions (a “Superior Proposal”); and (ii) the Board of Directors of Seller, after consultation with its outside legal counsel, determines in good faith that the failure to pursue the Superior Proposal would result in a breach of its fiduciary obligations under applicable Law (the “Determination”); provided, however, that:
(i) Seller shall, within two (2) business days after the Determination, notify Buyer in writing of the Determination, which notice will specify the basis for the Determination, including the identity of the Person making the Superior Proposal and the material terms thereof, and include copies of all relevant documents relating thereto (the “Superior Proposal Notice”);
(ii) During the period beginning on Seller’s delivery of the Superior Proposal Notice and ending on the earlier of twenty (20) calendar days following Seller’s delivery of the Superior Proposal Notice or immediately prior to the Closing (the “Superior Proposal Notice Period”), Seller will, and will cause its Representatives to, negotiate in good faith with Buyer and any Representative of Buyer, including any director or officer of Buyer (to the extent Buyer desires to negotiate), to make such adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal that the Board of Directors of Seller has determined to be a Superior Proposal would no longer constitute a Superior Proposal (“Buyer Matching Right”);

Ex. C-21

(iii) In the event of any material or substantive revisions to the Superior Proposal during the Superior Proposal Notice Period: (i) Seller shall, within two (2) business days after Seller’s receipt of such revisions, notify Buyer in writing, which notice will specify such revisions and include copies of all relevant documents relating thereto (the “Follow-On Superior Proposal Notice”); and (ii) the Superior Proposal Notice Period for such Superior Proposal shall be extended through the earlier of (I) the time remaining until expiration of the Superior Proposal Notice Period for such Superior Proposal or five (5) business days following Seller’s delivery of the Follow-On Superior Proposal Notice, whichever is later, or (II) immediately prior to the Closing (the “Follow-On Superior Proposal Notice Period”); and
(iv) By written notice to Seller on or before the date that is five (5) business days after the later of the expiration of the Superior Proposal Notice Period or the expiration of any Follow-On Superior Proposal Notice Period (the “Buyer Matching Right Period”), Buyer shall exercise or decline to exercise the Buyer Matching Right (the “Buyer Exercise Notice”).
(c) At any time prior to delivery of the Buyer Exercise Notice, Seller may reject the Superior Proposal that is the subject of the Buyer Matching Right by irrevocable written notice to Buyer (the “Seller Rejection Notice”), which Seller Rejection Notice shall then terminate the Buyer Matching Right solely with respect to the Superior Proposal that is the subject of the Buyer Matching Right. If the Buyer Exercise Notice and the Seller Rejection Notice are delivered on the same business day, then the notice delivered and received first shall be considered timely. Either Buyer or Seller may terminate this Agreement at any time on or before the Closing if Buyer declines to exercise the Buyer Matching Right and delivers a Buyer Exercise Notice to Seller to that effect prior to delivery of a Seller Rejection Notice.
(d) If Buyer timely delivers the Buyer Exercise Notice or Seller timely delivers the Seller Rejection Notice, immediately upon delivery of the Buyer Exercise Notice or the Seller Rejection Notice, as the case may be, Seller shall (i) notify the Person making the Superior Proposal that the Superior Proposal has been rejected, and (ii) proceed to Closing of this Agreement in the case of Seller’s timely delivery of the Seller Rejection Notice, or proceed to Closing of this Agreement as modified to match the Superior Proposal in the case of Buyer’s timely delivery of the Buyer Exercise Notice. Notwithstanding the foregoing, however, if, the Person making the initial Superior Proposal increases its offer and makes another Acquisition Proposal that is a Superior Proposal to the one that is the subject of a Seller Rejection Notice or a Buyer Exercise Notice, the Parties shall not proceed to Closing of this Agreement and Seller may again give notice pursuant to Section 5.3(b), and the process contemplated by Section 5.3(b), (c) and (d) shall continue for so long as such Person continues to make Superior Proposals and Buyer continues to exercise the Buyer Matching Right.
5.4 Information Statement. Within ten (10) business days after the execution of this Agreement, Seller will file with the U.S. Securities and Exchange Commission (“SEC”) an Information Statement on Schedule 14C that sets forth the recommendation of the Board of Directors of Seller for approval of this Agreement, the other agreements contemplated hereby, and the Transactions, and that is in compliance with all applicable SEC rules and regulations (the “Information Statement”). Seller will (a) provide a copy of the Information Statement to Buyer when filed with the SEC, (b) use commercially reasonable efforts to promptly respond to and resolve any comments made by the SEC, (c) keep Buyer informed on a current basis regarding all communications and correspondence with the SEC, and (d) send the Information Statement to Seller’s stockholders as soon as possible under all applicable SEC rules and regulations.

Ex. C-22

5.5 Additional Agreements. Subject to the terms and conditions as herein provided, Seller and Buyer shall each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Authority to consummate the Closing. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Closing. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Seller and Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions.
5.6 Supplements to Seller’s Disclosure Schedules. From time to time prior to the date which is two business days before Closing, Seller shall supplement and update the Disclosure Schedules delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to have been set forth in such Disclosure Schedules (collectively, the “Disclosure Schedules Supplement”).
5.7 Access; Confidentiality. From the date hereof until the Closing, upon reasonable notice and subject to the terms of the Confidentiality Agreement, Seller shall afford to the Representatives of Buyer, reasonable access, during normal business hours throughout the period prior to the Closing, to all of Seller’s properties, books, contracts, commitments and records. During such period, Seller shall: (a) furnish promptly to Buyer all information concerning Seller’s corporate, business, accounting, financial, Intellectual Property, employee, environmental and legal matters as Buyer may reasonably request; and (b) facilitate meetings between Buyer and Seller’s management team, key customers, distributors and suppliers as Buyer may reasonably request, with such meetings to be subject to Seller’s prior written approval and to occur with a Representative designated by Seller present.
5.8 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to Seller or this Agreement, then Seller’s Board of Directors will use commercially reasonable efforts to cause such statute to be inapplicable.
5.9 COBRA Compliance. From the date hereof until the Closing, Seller shall take all actions necessary to comply with all requirements of COBRA that are applicable to any group health plan (as defined by COBRA) that Seller sponsors, maintains or contributes to, including the provision of any notices and premium assistance required under COBRA as amended by the American Recovery and Reinvestment Act and the Department of Defense Appropriations Act of 2010.
6. CLOSING.
6.1 Closing Date. Subject to the terms and conditions of this Agreement, the consummation of this Agreement and the Transactions (the “Closing”) shall take place immediately after the completion, satisfaction or waiver of each of the conditions to closing set forth in Section 6.3, effective as of 12:01 a.m. in the place of Closing on such date (the “Closing Date”). The Closing shall be held at the offices of Osborn Maledon, P.A., or such other place as the Parties may agree, at 10:00 a.m., local time or such other time as the Parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the Transactions will be exchanged by the Parties. Subject to the provisions of Section 8, failure to consummate the Closing on the Closing Date will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 8. The sale and conveyance of the Owned Real Property and the assignment of the Leased Real Property shall be consummated through an escrow established at the Title Company, although actual payment of the Purchase Price attributable to the Owned Real Property and the Leased Real Property shall not be paid through escrow.

Ex. C-23

6.2 Closing Deliverables. At the Closing:
(a) Seller shall deliver the following items to Buyer, executed as applicable by Seller or its authorized representatives (collectively, the “Seller Deliverables”):
(i) the Office Building Lease;
(ii) the Non-Competition Agreement;
(iii) for each parcel of Owned Real Property:
(A) a special warranty deed substantially in the form of Exhibit C (the “Special Warranty Deed”);
(B) a commitment for an ALTA Owner’s Title Insurance Policy or other form of policy for each parcel Owned Real Property, issued by Fidelity National Title Insurance Company, Inc. (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);
(C) title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring fee simple title to each Owned Real Property as of the Closing Date, with gap coverage through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer and Seller mutually determine to be the value of the Owned Real Property insured thereunder and which shall include such endorsements as may be reasonably requested by Buyer (the “Title Policies”). Seller shall pay the premium for a standard owner’s title insurance policy and Buyer shall pay all other fees, costs and expenses with respect to the Title Commitments and the Title Policies;
(iv) three originals of an Assignment and Assumption Agreement for each Assumed Lease substantially in the form of Exhibit D, fully executed by Buyer, and the applicable landlord for such Assumed Lease (the “Assignment and Assumption Agreements”);
(v) evidence satisfactory to Buyer that all Encumbrances other than Permitted Encumbrances on the Assets have been released, discharged and terminated, including the liens set forth on Schedule 6.2(a)(v);
(vi) bank letter evidencing pay-off of Mortgage Indebtedness or release of lien on personal property used in connection with the Office Building Lease;
(vii) all original executed Consents Required at Closing in substantially the form of Exhibit E;
(viii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of Seller’s Articles of Incorporation and Bylaws, the resolutions of the Board of Directors and shareholders of Seller approving this Agreement, the Transactions and a change in the company name of Seller, and the incumbency and signatures of the officers of Seller executing this Agreement and any other document delivered hereunder, in substantially the form of Exhibit F;

Ex. C-24

(ix) certificates of good standing of Seller issued not earlier than ten (10) days prior to the Closing by the Nevada Secretary of State;
(x) tax clearance certificates for Seller issued by the Department of Revenue for Arizona and Nevada;
(xi) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “foreign person” as defined in Code Section 1445;
(xii) duly authorized and executed documentation ready for filing with the Nevada Secretary of State changing the name of Seller to a name not including the words “Ready Mix”;
(xiii) duly authorized and executed documentation ready for filing with the applicable Governmental Authority transferring all of Seller’s applicable Permits to Buyer;
(xiv) proof of additional insured status pursuant to Section 4.5;
(xv) a certificate executed by an authorized officer of Seller as to Seller’s representations, warranties and covenants in this Agreement as of the date of this Agreement and as of the Closing, in substantially the form of Exhibit G; and
(xvi) the statement of operations, balance sheet and statement of cash flows of Seller as of and for the year ended December 31, 2009 (“Bring Down Financial Statement”). The Bring Down Financial Statement will be accompanied by a certificate executed by the principal executive officer and principal financial officer of Seller in substantially the form of Exhibit H.
(b) Buyer shall deliver the following items to Seller, executed as applicable by Buyer or its authorized representatives (collectively, the “Buyer Deliverables”):
(i) the Purchase Price;
(ii) the Office Building Lease;
(iii) the Non-Competition Agreement;
(iv) three originals of the Assignment and Assumption Agreements;
(v) a guarantee by Skanon substantially in the form of Exhibit I;
(vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the resolutions of the Board of Directors of Buyer approving this Agreement and the Transactions;
(viii) duly authorized and executed documentation ready for filing with the applicable Governmental Authority transferring all of Seller’s applicable Permits to Buyer;

Ex. C-25

(ix) a certificate executed by an authorized officer of Buyer as to Buyer’s representations, warranties and covenants in this Agreement as of the date of this Agreement and as of the Closing, in substantially the form of Exhibit J;
(x) the R&W Policy; and
(xi) evidence that Buyer has paid the Assumed Liabilities associated with the Assumed Contracts identified as Items 1 and 2 on Schedule 2.1.3 in accordance with the Wells Fargo letter obtained by the Parties prior to signing this Agreement.
6.3 Conditions to Closing.
(a) Seller’s Conditions Precedent to Closing. Seller’s obligations and covenants under this Agreement shall be conditioned, unless otherwise waived by Seller, upon Seller’s receipt of the following, on or before the Closing Date:
(i) Buyer’s Deliverables; and
(ii) there shall be no (A) material breaches by Buyer of its representations and warranties in Section 3.1 of this Agreement as of the date of this Agreement or as of the Closing or (B) material breaches by Buyer of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or before the Closing.
(b) Buyer’s Conditions Precedent to Closing. Buyer’s obligations and covenants under this Agreement shall be conditioned, unless otherwise waived by Buyer, upon Buyer’s receipt of the following, on or before the Closing Date:
(i) Seller’s Deliverables;
(ii) there shall be no (A) breaches by Seller of its representations and warranties in Section 3.2 of this Agreement as of the date of this Agreement or as of the Closing, (B) breaches by Seller of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or before the Closing or (C) changes between the Disclosure Schedules delivered as of the date of this Agreement and the Disclosure Schedules Supplement delivered at Closing, except such breaches and changes that, considered collectively, would not result in a Material Adverse Effect; and
(iii) Consents to each of the Assumed Leases marked with a double asterisk on Schedule 2.1.2, and each of the Restricted Governmental Licenses marked with a double asterisk on Schedule 3.2.16, shall have been obtained and shall be in full force and effect (the “Consents Required at Closing”).
7. POST-CLOSING AGREEMENTS AND OTHER MATTERS.
7.1 Post-Closing Agreements. From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in the remainder of this Section 7.
7.1.1 Access, Records. From and after the Closing Date, Seller shall also have reasonable access during normal business hours and upon reasonable notice to all of the assets, properties, contracts, commitments, books and records of the Business relating to periods prior to the Closing Date for the purposes of obtaining copies of data and information necessary for Seller to conduct work which is

Ex. C-26

necessary for Seller to complete its tax, accounting and financial obligations arising under this Agreement and for the purpose of making such investigations as may be reasonably necessary for Seller to determine its rights and liabilities and to discharge its obligations under this Agreement or as may be necessary to defend suits, claims or investigations arising after the Closing Date.
7.1.2 Cooperation. Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered in connection herewith or required by Law. Seller and Buyer will cooperate to obtain all Consents which may be required in connection with the Transactions and will use commercially reasonable efforts to fulfill the conditions of their respective obligations under this Agreement.
7.1.3 Relocation Reimbursement. To the extent that Buyer does not enter into an agreement or otherwise make arrangements satisfactory to Buyer with respect to the San Man Plant within 90 days of the Closing, Seller shall pay Buyer an aggregate amount of up to $150,000 to pay for Buyer’s actual relocation expenses for the San Man Plant within five (5) days after Seller’s receipt of invoices from Buyer showing the costs associated with such relocation expenses in a form reasonably acceptable to Seller; provided, however, that Seller shall have no obligation to reimburse Buyer pursuant to this Section 7.1.3 if Buyer does not submit the invoices to Seller within six months of the Closing. In the event of any Seller default of this reimbursement obligation, interest shall accrue on all unpaid amounts due at the default rate of 18% per annum, and Seller shall reimburse Buyer for all Buyer’s costs incurred in collecting such unpaid amounts due, including reasonable attorneys’ fees.
7.1.4 Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to effect the Transactions.
7.1.5 Non-Assignment of Certain Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any of the Assumed Contracts and Assumed Leases which, by their terms or by law, are non-assignable without the consent of a third party, or are cancelable by a third party in the event of an such assignment or attempted assignment (the “Non-Assignable Contracts”), unless and until such consents shall have been obtained. In the event that, despite best efforts by both parties to obtain consent, consent to the assignment of a Non-Assignable Contract cannot be obtained prior to Closing, with respect to each such Non-Assignable Contract, Buyer may elect to have Seller continue Seller’s efforts to obtain such consent (in which case Buyer and Seller shall continue to cooperate and use best efforts to obtain such consent), and, pending receipt of such consent, Seller shall hold such Non-Assignable Contract, at Buyer’s sole cost and expense, as of and from the Closing Date, in trust for Buyer in Seller’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account, in which case (i) Seller shall take or cause to be taken, at Buyer’s sole cost and expense, such actions as Buyer may reasonably request so as to provide Buyer with the benefits of such Non-Assignable Contracts and to effect collection of money or other consideration that becomes due and payable under such Non-Assignable Contracts, and Seller shall timely pay over to Buyer all money or other consideration received by it in respect of all such Non-Assignable Contracts, (ii) from and after the Closing Date, Seller shall authorize Buyer, to the extent permitted by applicable law and the terms of such Non-Assignable Contracts, at Buyer’s sole cost and expense, to perform all obligations and receive all benefits of Seller under the Non-Assignable Contracts and Buyer shall perform all obligations under the Non-Assignable Contracts and (iii) Buyer shall further indemnify and hold Seller harmless from and against any and all expenses, costs and claims that arise after the Closing from or related to any such Non-Assignable Contracts.

Ex. C-27

8. TERMINATION.
8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Closing only in the following manner:
(a) By mutual written consent of Seller and Buyer; or
(b) By Seller if prior to Closing there has been a material breach by Buyer of any representation, warranty, covenant or other obligation under this Agreement (and such breach is not cured by Buyer on the earlier of Closing or within 10 business days of notice thereof from Seller); provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller is in material breach of any of its representations and warranties, covenants or obligations under this Agreement (and such breach is not cured by Seller on the earlier of Closing or within 10 business days of notice thereof from Buyer); or
(c) By Buyer if, prior to Closing, (i) there has been a breach by Seller of any representation, warranty, covenant or obligation under this Agreement other than Section 5.1 (and such breach is not cured by Seller on the earlier of Closing or within 10 business days of notice thereof from Buyer) or change between the Disclosure Schedules delivered as of the date of this Agreement and the Disclosure Schedules Supplement delivered at Closing, and such breach or change collectively with all other breaches by Seller of its representations, warranties, covenants or obligations in this Agreement and changes between the Disclosure Schedules delivered as of the date of this Agreement and the Disclosure Schedules Supplement delivered at Closing, would have a Material Adverse Effect, (ii) there has been a Non-Trivial breach by Seller of Section 5.1 (and such Non-Trivial breach is not cured by Seller on the earlier of Closing or within 10 business days of notice thereof from Buyer), (iii) there has been a material breach by Seller of Section 5.3, or there has been any other breach by Seller of Section 5.3 that materially and adversely impedes or otherwise materially prejudices Buyer’s ability to exercise the Buyer Matching Right; (iv) Shareholder fails to maintain voting power with respect to Shareholder Stock comprising at least a majority of Seller’s outstanding voting stock and the shareholders of Seller fail to approve the Transactions; or (v) Shareholder fails to vote the Shareholder Stock in favor of this Agreement and the Transactions are not approved by an affirmative vote of the shareholders of Seller; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is in material breach of any of its representations, warranties, covenants or obligations under this Agreement (and such breach is not cured by Buyer on the earlier of Closing or within 10 business days of notice thereof from Seller); or
(d) By Buyer or Seller if (i) a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or (ii) the Closing has not occurred by April 30, 2010, which date shall automatically be extended to the extent necessary to accommodate the Buyer Matching Right Period; provided, however, that the right to terminate this Agreement pursuant to this clause (d) shall not be available to any Party whose breach of any of its representations, warranties or covenants, or failure to timely perform any of its other obligations, under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; or
(e) By Buyer or Seller pursuant to Section 5.3(c).
8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Buyer or Seller, except that: (a) each Party will remain

Ex. C-28

bound by the terms of Section 2.8 (Expenses of Sale) and Section 4.2 (Nondisclosure of Proprietary Information); (b) nothing herein shall relieve any Party from liability in the event of termination for any breach of this Agreement; provided, however, that such liability shall in no event exceed $500,000, except in the event of an intentional breach, in which case such liability shall in no event exceed $2,000,000; and (c) if the termination of this Agreement is pursuant to Section 8.1(c) or Section 8.1(e), then Seller shall pay to Buyer promptly, but in no event later than two (2) business days after the date of such termination, a termination fee of $500,000 (the “Termination Fee”), which Termination Fee shall be payable by wire transfer to such account as Buyer may designate in writing to Seller and which shall be Buyer’s sole and exclusive remedy for termination pursuant to Section 8.1(c) or Section 8.1(e). Seller shall not withhold any Taxes on payment of the Termination Fee.
9. SURVIVAL; EXCLUSIVITY. The representations and warranties contained in this Agreement and the certificates and other documents delivered pursuant to this Agreement shall terminate at the Closing; provided, however, that it is assumed, for purposes of the R&W Policy that Buyer may obtain, that all of Seller’s representations and warranties in Section 3.2 other than Section 3.2.20 shall survive the closing of this Agreement through the term of the R&W Policy, subject only to the limitations and qualifications set forth in Section 3.2 and the Disclosure Schedules. The covenants and agreements contained in this Agreement and the certificates and other documents delivered pursuant to this Agreement shall not survive the Closing; provided, however, that all covenants and agreements contained in Section 2.2.9, Section 2.4, Section 4, Section 7, Section 9 and Section 10 will survive Closing. Such representations, warranties, covenants and agreements contained in this Agreement are exclusive, and the parties confirm that they have not relied upon any other representations, warranties, covenants and agreements as an inducement to enter into this Agreement or otherwise. Each Party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all rights, actions or causes of action it may have against the other Party and its Affiliates relating to the subject matter of this Agreement and the certificates and other documents delivered pursuant to this Agreement, including any claims for breaches of Seller’s representations and warranties in Section 3.2, other than claims of fraud and rights and actions arising out of any breach of any covenant or agreement which expressly survives the Closing in accordance with this Section 9. As a matter of clarification, Buyer and Skanon shall have no recourse of any kind against Seller or its Affiliates for any breach of Seller’s representations and warranties after Closing absent fraud.
10. MISCELLANEOUS.
10.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any and all other prior or contemporaneous understandings, negotiations or agreements between the Parties relating to the Transactions, and shall be binding upon and inure to the benefit of the Parties hereto. Each Exhibit and Schedule to this Agreement shall be considered incorporated into this Agreement.
10.2 Amendments. Any amendment, supplement, variation, alteration or modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties hereto.
10.3 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, each Party hereby waives any Law which renders any provision hereof prohibited or unenforceable in any respect.

Ex. C-29

10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.
10.5 No Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise, any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.
10.6 Assignment. This Agreement and all the rights and obligations granted hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns, it being expressly agreed that this Agreement shall not be assigned by operation of Law or otherwise nor shall any rights or obligations arising hereunder be transferred by one Party without the prior written consent of the other Party, except that Buyer may assign, in its sole discretion and without consent of any other party, any of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Buyer, and any such assignee may thereafter assign, in its sole discretion and without consent of any other party, any or all of its rights, interests and obligations to one or more direct or indirect wholly-owned subsidiaries of Buyer. Any purported assignment of this Agreement or any rights or obligations arising hereunder by one Party without the prior written consent of the other Party shall be void. In the event of any permitted assignment, the assignor shall not be released and the assignee shall also assume all of the assignor’s obligations under this Agreement.
10.7 Third Party Beneficiaries. Nothing in this Agreement is intended to create, nor shall anything in this Agreement be intended to create, nor shall anything in the Agreement be deemed to create or have created, any third party beneficiary rights.
10.8 Construction. In this Agreement, unless the context otherwise indicates: (a) references to any Party to this Agreement shall include the successors and permitted assigns of that Party; (b) references to a Section, Schedule or Exhibit shall be construed as references to a Section of, or a Schedule or Exhibit to, this Agreement, and references to this Agreement shall include its Schedules and Exhibits; (c) references to any statute, ordinance or other Law shall include all rules and regulations and other instruments thereunder and all consolidations, amendments, reenactments or replacements thereof; (d) words importing the singular shall include the plural and vice versa, and words importing a gender shall include other genders; and (e) the word “include” or “including” means include or including, without limitation.
10.9 Table of Contents and Headings. The table of contents and descriptive section headings contained in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provision of this Agreement.
10.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, five (5) business days after mailing when mailed by certified mail, return receipt requested, one (1) business day after sending via Federal Express or similar overnight courier service, or same business day if sent by email prior to noon Mountain Standard Time on such business day. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

Ex. C-30

Buyer:
Skanon Investments Inc.
14500 N. Northsight Blvd.
Suite 317
Scottsdale, Arizona 85260
Attention: Marco Gomez-Barrios
Email: MGomezB@arpl.com
With a copy to:
Osborn Maledon, P.A.
2929 N. Central Ave., Ste. 2100
Phoenix, Arizona 85012
Attention: Thomas H. Curzon, Esq.
Email: tcurzon@omlaw.com
Seller:
Ready-Mix, Inc.
4602 E. Thomas Rd.
Phoenix, Arizona 85018
Attention: Brad Larson
Email: blarson@meadowvalley.com
With a copy to:
Fennemore Craig, P.C
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attention: Susan Wissink, Esq.
Email: swissink@fclaw.com
10.11 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Arizona, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Arizona. To the extent permitted by Law, each of the Parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof shall be brought exclusively in the state or federal courts located in Maricopa County, Arizona. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, WITH RESPECT TO SUCH DISPUTES, EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY: (A) CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THESE COURTS; (B) WAIVES ANY IMMUNITY OR OBJECTION, INCLUDING ANY OBJECTION TO PERSONAL JURISDICTION OR THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY HAVE FROM OR TO THE BRINGING OF THE DISPUTE IN SUCH JURISDICTION; AND (C) WAIVES ANY PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE STATE OF ARIZONA.

Ex. C-31

Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER: SKANON INVESTMENTS INC.
By:	/s/ Marco Gomez-Barrios
	Name:	Marco Gomez-Barrios
	Title:	Secretario

By:	/s/ Sergio Muniz
	Name:	Sergio Muñiz
	Title:	Treasurer

SELLER: READY MIX, INC.
By:	/s/ Bradley E. Larson
	Name:	Bradley E. Larson
	Title:	CEO

Ex. C-32

Schedule 1
Definitions
“Acquisition Proposal” shall have the meaning set forth in Section 5.3(a)(i).
“Actions” shall have the meaning set forth in Section 3.2.13.
“Actual Net Proceeds” shall have the meaning set forth in Section 2.4.
“Affiliate” of a Party to this Agreement means any Person that controls, or is controlled by, or is under common control with such Party. For purposes of the preceding sentence, “controls” or “controlled” means the possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of a majority of the voting securities or through common family ownership. Shareholder shall be deemed to be an Affiliate of Seller.
“Affiliate Assets” shall have the meaning set forth in Section 2.2.8.
“Affiliate Receivable” shall have the meaning set forth in Section 3.2.24.
“Agreement” means this Agreement, the Schedules and Exhibits attached hereto and any and all amendments, supplements, variations, waivers, alterations or modifications hereto or thereto, made in accordance with Section 10.2.
“Assets” shall have the meaning set forth in Section 2.1.
“Assignment and Assumption Agreements” shall have the meaning set forth in Section 6.2(a)(iv).
“Assumed Contracts” shall have the meaning as set forth in Section 2.1.
“Assumed Leases” shall have the meaning set forth in Section 2.1.
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Bring Down Financial Statement” shall have the meaning set forth in Section 6.2(a)(xviii).
“Business” shall have the meaning set forth in Recital A.
“Buyer” means Skanon Investments, Inc., an Arizona corporation, or its related acquisition entity.
“Buyer Deliverables” shall have the meaning set forth in Section 6.2(b).
“Buyer Exercise Notice” shall have the meaning set forth in Section 5.3(c).
“Buyer Matching Right” shall have the meaning set forth in Section 5.3(b)(ii).
“Buyer Matching Right Period” shall have the meaning set forth in Section 5.3(b)(iv).
“Closing” shall have the meaning set forth in Section 6.1.
“Closing Date” shall have the meaning set forth in Section 6.1.
“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended, subject to the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

Ex. C-33

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations promulgated thereunder.
“Commonly Controlled Entities “ shall have the meaning set forth in Section 3.2.18(c).
“Concrete Visions Receivable” means $173,944.22.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(b).
“Consents” means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and other Persons which are required to approve the sale and transfer to Buyer of the Assets.
“Consents Required at Closing” shall have the meaning set forth in Section 6.3(b)(iii).
“Determination” shall have the meaning set forth in Section 5.3(b).
“Disclosure Schedules” shall have the meaning set forth in Section 3.2.
“Disclosure Schedules Supplement” shall have the meaning set forth in Section 5.6.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations, and rules issued thereunder.
“Employee Benefit Plan” shall have the meaning set forth in Section 3.2.18(a).
“Encumbrance” means any lien (including environmental and Tax liens), claim, charge, security interest, mortgage, restriction, encumbrance, covenant, easement, pledge, hypothecation, option, right, warrant or defect in title.
“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning public health and safety, and pollution or protection of the environment, as the foregoing are enacted and in effect on the date hereof.
“Equipment Leases” shall have the meaning set forth in Section 3.2.8(b).
“Excluded Contracts shall have the meaning set forth in Section 3.2.10(a).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.3.1.
“Financial Statements” shall have the meaning set forth in Section 3.2.6.
“Fixed Assets” means the value of Seller’s property and equipment determined in a manner consistent with Seller’s determination of property and equipment in the Most Recent Balance Sheet.
“Follow-On Superior Proposal Notice” shall have the meaning set forth in Section 5.3(b)(iii).
“Follow-On Superior Proposal Notice Period” shall have the meaning set forth in Section 5.3(b)(iii).
“GAAP” means U.S. generally accepted industry accounting principles and practices as amended from time to time applied consistently throughout the periods involved.

Ex. C-34

“Governmental Authority” means the government of the United States of America, any state of the United States, any territory or possession of the United States, the District of Columbia, any foreign government, or any political subdivision of any of the foregoing, or any agency, board, bureau, department, division, commission, court or tribunal of any of the foregoing.
“Hazardous Substances” means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas; or (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous materials,” “hazardous wastes,” “hazardous substances,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “toxic pollutants,” “contaminants,” “pollutants,” “infectious wastes,” “medical wastes,” “radioactive wastes,” “sewage sludges” or words of similar import under any applicable Law.
“Hired Employee” shall have the meaning set forth in Section 4.4.1.
“Information Statement” shall have the meaning set forth in Section 5.4.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium), and (j) all license agreements for software.
“Interim Financial Statements” shall have the meaning set forth in Section 3.2.6.
“Law” or “Laws” shall have the meaning set forth in Section 3.2.16(a).
“Leased Real Property” means all of the right, title and interest of Seller under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which such Seller holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the Business.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether direct or indirect and whether due or to become due), including any liability for Taxes.
“Material Adverse Effect” means any effect or change that would be materially adverse to the Business of Seller, taken as a whole, or to the ability of Seller to consummate timely the Transactions. Notwithstanding the foregoing, however, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any effect or change arising from or relating to (1) general business or economic conditions, including such conditions related to the Business of Seller; (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the

Ex. C-35

declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (4) changes in GAAP; (5) changes in Laws issued by any Governmental Authority; or (6) the taking of any action contemplated by this Agreement or the Transactions; (b) any event, occurrence, or circumstance as of the date of this Agreement which is reasonably apparent on the face of the SEC Reports as of the date of this Agreement; (c) any event, occurrence, or circumstance as of the date of this Agreement with respect to which Sergio Muniz, Marco Gomez-Barrios, Christian Haas, or Daryl Leazier has actual knowledge which, when taken together, would be materially adverse to the Business, taken as a whole, or to the ability of Seller to consummate timely the Transactions as of the date of this Agreement; and (d) any adverse change in or effect on the Business of Seller that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 8.
“Mortgage Indebtedness” means the National Bank of Arizona mortgage indebtedness secured by the Office Building.
“Most Recent Balance Sheet” means the Ready Mix, Inc. Condensed Balance Sheets filed with the SEC under Item 1 on Form 10-Q for the period ending September 30, 2009.
“Non-Trivial” means, from the perspective of a reasonable Person in Buyer’s position, as determined by Buyer in its good faith business discretion and implies a lesser level of significance that does the term “material”; provided, however, that anything less than $500,000.00 in the aggregate shall not be deemed to be Non-Trivial.
“Non-Competition Agreements” shall have the meaning set forth in Section 4.1.
“Office Building” shall have the meaning set forth in Section 2.2.7.
“Office Building Lease” shall have the meaning set forth in Section 2.2.7.
“OSHA” means the Occupational Safety and Health Act of 1970.
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights, if any), owned by Seller.
“Party” or “Parties” means Seller and Buyer, individually or collectively.
“Permits” shall have the meaning set forth in Section 2.1.
“Permitted Encumbrances” means: (a) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or, if commenced, are being contested in good faith and adequate reserves for which have been set aside on the Financial Statements of Seller: (i) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (ii) Encumbrances such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business for amounts that are (x) not due and payable as of the Closing Date or (y) are being contested in good faith that would not individually, or in the aggregate, materially impair the use or occupancy of any Real Property, or the operation of the Business as currently conducted on any Real Property; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (b) survey exceptions, easement agreements and other customary encumbrances on title to real property that are of record; (c) zoning restrictions and other limitations imposed by any Governmental Authority

Ex. C-36

having jurisdiction over real property; (d) reservations in federal patents; (e) as to the Leased Real Property, the terms and conditions of the lease, and liens in favor of the lessor securing payment and performance of obligations not yet due; (f) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business; (g) any lien or security interest securing long-term debt or which is recorded with the Maricopa County’s Recorder’s Office or filed with the Arizona Secretary of State; (h) any Encumbrances appearing on the Title Commitments or Title Policies; and (i) any Encumbrances which do not materially and adversely affect Buyer’s use of the Real Property for its current use after the Closing.
“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.
“Purchase Price” shall have the meaning set forth in Section 2.4.
“R&W Policy” shall have the meaning set forth in Section 4.6.
“Real Property” shall have the meaning set forth in Section 3.2.7(c).
“Real Property Permits” shall have the meaning set forth in Section 3.2.7(f).
“Representatives” shall have the meaning set forth in Section 5.3(a).
“Restricted Governmental Licenses” shall have the meaning set forth in Section 3.2.16(b).
“Retained Liabilities” means all Liabilities of Seller other than the Assumed Liabilities.
“Retained Seller Cash” means an amount to be distributed to Seller from the Retained Seller Cash Account in accordance with Section 2.4. The actual amount of the Retained Seller Cash distributable to Seller shall be $1,000,000.00, subject to the following adjustments:
(a) To the extent that Actual Net Proceeds are less than $1,500,000.00, then Retained Seller Cash shall be reduced by an amount equal to such shortfall up to a maximum amount of $250,000.00;
(b) To the extent that Actual Net Proceeds exceed $1,500,000.00, then Retained Seller Cash shall be increased by such excess up to a maximum increase of $250,000.00;
(c) Retained Seller Cash shall be adjusted down by an amount equal to fifty percent (50%) of the cost of the R&W Policy, up to a maximum amount of $50,000.00;
(d) Retained Seller Cash shall be adjusted down by an amount equal to any incurred but not reported Employee Benefit Plan payments that Seller is required to pay on or before Closing to the extent that Seller uses working capital to make such payments or increases the Assumed Liabilities;
(e) Retained Seller Cash shall be adjusted down by an amount equal to $120,649.88 for an executive severance payment to the extent that Seller uses working capital to make such payments or increases the Assumed Liabilities;
(f) Retained Seller Cash shall be adjusted upward by an amount equal to $156,750.36 to the extent that Buyer is unable to reach a definitive agreement with Seller’s President for employment after the Closing;
(g) Retained Seller Cash shall be adjusted down by an amount equal to the Concrete Visions Receivable and down by an amount equal to 50% of the prepayment penalty imposed by Wells Fargo in connection with Buyer’s payment of the Assumed Liabilities associated with the Assumed Contracts identified as Items 1 and 2 on Schedule 2.1.3 in accordance with the Wells Fargo letter obtained by the Parties prior to signing this Agreement;

Ex. C-37

(h) Retained Seller Cash shall be adjusted down by an amount equal to any Seller cash used at or prior to Closing to terminate or negotiate a settlement under the San Man Agreement to the extent that Seller uses working capital to make such payments or increases the Assumed Liabilities;
(h) Retained Seller Cash shall be adjusted down by an amount equal to any Seller cash used at or prior to Closing to pay Transaction-related expenses to legal counsel or investment bankers to the extent that Seller uses working capital to make such payments or increases the Assumed Liabilities, including without limitation, the $40,000 payment to an independent director disclosed by Seller on Schedule 3.2.15; and
(i) Retained Seller Cash shall be adjusted down by an amount equal to any deductible payment for any Director’s and Officer’s Insurance maintained by Seller if Seller is required to indemnify any Person by reason of the fact that such Person was a director, manager, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, manager, trustee, director, officer, employee, or agent of another entity to the extent that Seller uses working capital to make such payments or increases the Assumed Liabilities.
“Retained Seller Cash Account” shall have the meaning set forth in Section 2.4.
“San Man Agreement” means that certain Lease & Supply Agreement dated May 5, 2008 between Seller and Gila River Lake, LLC, as amended to date, and that certain Assignment & Consent Agreement dated October 2, 2008, by and among Phoenix San-Man, Inc., Gila River Lake, LLC, d/b/a Buckeye Sand & Gravel, and Seller.
“San Man Plant” means Seller’s batch plant located in Buckeye, AZ at and/or around 10423 South Apache Road, Buckeye, AZ 85326.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means all registration statements, reports, proxy statements or information statements (other than preliminary materials) or other documents filed or furnished by Seller with the SEC, each in the form (including exhibits and any amendments thereto) filed or furnished with the SEC prior to the date of this Agreement.
“Selected Employee” shall have the meaning set forth in Section 4.4.1.
“Seller” means Ready Mix, Inc., a Nevada corporation.
“Seller Deliverables” shall have the meaning set forth in Section 6.2(a).
“Seller’s Knowledge” means the actual knowledge of the executive officers and directors of Seller.
“Seller Non-Competition Agreement” shall have the meaning set forth in Section 4.1.
“Seller Rejection Notice” shall have the meaning set forth in Section 5.3(c).
“Shareholder” means Meadow Valley Parent Corp.
“Shareholder Non-Competition Agreement” shall have the meaning set forth in Section 4.1.
“Skanon Financial Statements” shall have the meaning set forth in Section 3.1.12.

Ex. C-38

“Skanon Interim Financial Statements” shall have the meaning set forth in Section 3.1.12.
“Skanon Year End Financial Statement” shall have the meaning set forth in Section 3.1.12.
“Shareholder Stock” shall have the meaning set forth in Section 3.2.4.
“Special Warranty Deed” shall have the meaning set forth in Section 6.2(a)(iii)(A).
“SRMG Agreement” means that certain Agreement dated October 31, 2006 between Seller and the Salt River Pima-Maricopa Indian Community, as amended to date.
“Storage Tanks” shall have the meaning set forth in Section 3.2.20(b).
“Superior Proposal” shall have the meaning set forth in Section 5.3(b).
“Superior Proposal Notice” shall have the meaning set forth in Section 5.3(b)(ii).
“Superior Proposal Notice Period” shall have the meaning set forth in Section 5.3(b)(ii).
“Taxes” (or “Tax” where the context requires) means all federal, state, county, local, foreign and other taxes (including income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest and penalties with respect thereto.
“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign taxing authority or other Governmental Authority in connection with the termination, assessment or collection of any Tax or the administration of any laws or administrative requirements relating to any Tax.
“Termination Fee” shall have the meaning set forth in Section 8.2.
“Title Company” shall have the meaning set forth in Section 6.2(a)(iii)(B).
“Title Commitments” shall have the meaning set forth in Section 6.2(a)(iii)(B).
“Title Policies” shall have the meaning set forth in Section 6.2(a)(iii)(C).
“Tolleson Assets” shall have the meaning set forth in Section 2.2.6.
“Tolleson Inventory” shall have the meaning set forth in Section 2.2.6.
“Transactions” means the transactions contemplated by this Agreement.
“Treasury Regulations” means the treasury regulations promulgated under the Code, and the applicable Treasury Regulations promulgated thereunder.
“WARN” means Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law, regulation or ordinance.
“Year End Financial Statement” shall have the meaning set forth in Section 3.2.6.

Ex. C-39